Exhibit 99.1

Liberty Tax Service Inc. Taps Nicole Ossenfort to be CEO

Longtime Franchisee Brings Superior Skills to the Role

VIRGINIA BEACH, Va., Feb. 19, 2018 (GLOBE NEWSWIRE) -- Liberty Tax Inc. (NASDAQ:TAX), the parent of Liberty Tax Service, announced today the appointment of Nicole Ossenfort as President and Chief Executive Officer of the Company, effective immediately. Ms. Ossenfort replaces Edward L Brunot, whose employment was terminated by the Company's Board of Directors on February 19, 2018.
In connection with her appointment as President and Chief Executive Officer of the Company, Ms. Ossenfort resigned as a director of the Company at the request of the Board. Ms. Ossenfort was elected to the Board by John T. Hewitt, the Chairman of the Board, in November 2017. The vacancy created by Ms. Ossenfort's resignation was filled by G. William Minner, Jr., whose appointment by Mr. Hewitt was effective immediately.
Ms. Ossenfort has been a Liberty Tax Service franchisee since 2002 operating offices in South Dakota and Wyoming and as an Area Developer from 2004 to September 2017. She was Vice President of the Company's 360 Accounting Solutions business from April to October 2017. She has served as a company spokesperson and conducted special training programs designed to help fellow franchisees achieve greater success. Ms. Ossenfort has been elected twice, by her peers, to the Franchisee National Advisory Council. This group is entrusted with helping company executives with advice and recommendations for every aspect of the system including marketing, technology and operations.
Ms. Ossenfort operated her own accounting practice and has prior experience in public accounting as an auditor with McGladrey Pullen from 1994 to 1996.  Ms. Ossenfort holds a Bachelor of Science in Accounting (1994) and CPA Certificate.
About Liberty Tax, Inc.
 Founded in 1997 by John T Hewitt, Liberty Tax Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. Last year Liberty Tax prepared over two million individual income tax returns in 4000 offices (US and Canada) and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax and are backed by the tax professionals at Liberty Tax locations. Liberty supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit libertytax.com.

MEDIA CONTACT	INVESTOR RELATIONS:
Martha O'Gorman	Ray Dunn
Chief Marketing Office	757-335-4449
Liberty Tax Service	Ray.Dunn@libtax.com
(888) 848-5344
martha@libtax.com
Source: Liberty Tax, Inc.